PROSPECTUS SUPPLEMENT NO. 4	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated April 5, 2022)	Registration No. 333-261711

89,684,845 Shares of Common Stock

7,666,667 Warrants

This prospectus supplement supplements the prospectus dated April 5, 2022 (as supplemented to date, the “Prospectus”), which forms part of our Registration Statement on Form S-1 (No. 333-261711) for which Post-Effective Amendment No. 1 was filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2022 and declared effective by the SEC on April 5, 2022.

The Prospectus relates to the offer by us and the resale by the Selling Securityholders (as defined in “Selling Securityholders” in the Prospectus) of up to: (i) 7,666,667 shares of common stock, par value $0.0001 per share, of Solid Power, Inc. (“Common Stock”) issuable upon the exercise of an aggregate of 7,666,667 warrants held by Decarbonization Plus Acquisition Sponsor III LLC, a Delaware limited liability company (the “Sponsor”), and certain former independent directors, each of which is exercisable at a price of $11.50 per share (collectively, the “Private Placement Warrants”) and (ii) 11,666,636 shares of Common Stock issuable upon the exercise of 11,666,636 warrants, each of which is exercisable at a price of $11.50 per share (the “Public Warrants”).

The Prospectus also relates to the resale from time to time by the Selling Securityholders of up to: (i) 45,760,373 shares of Common Stock consisting of (a) an aggregate of 8,750,000 shares of Common Stock held by the Sponsor and certain former independent directors and (b) an aggregate of 37,010,373 shares of Common Stock beneficially owned by certain former stockholders of Solid Power Operating, Inc., (ii) an aggregate of 19,500,000 shares of Common Stock purchased at Closing (as defined in the Prospectus) by a number of subscribers pursuant to separate subscription agreements, (iii) 5,091,169 shares of Common Stock issued to Douglas Campbell upon his exercise of options to purchase shares of Common Stock and (iv) the 7,666,667 Private Placement Warrants.

Our Common Stock and Public Warrants are listed on the Nasdaq Global Select Market under the symbols “SLDP” and “SLDPW,” respectively. On June 27, 2022, the closing price of our Common Stock was $6.16 and the closing price for our Public Warrants was $1.28.

We are filing this prospectus supplement to update certain information contained under the caption "Selling Securityholders" as set forth below to reflect a gift by Douglas Campbell of 162,338 shares of Common Stock to The University of New Mexico Foundation, Inc. on June 27, 2022.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements to it.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. In reviewing the Prospectus, you should carefully consider the matters described under the heading “Risk Factors” beginning on page 8 of the Prospectus.

You should rely only on the information contained in the Prospectus, this prospectus supplement or any additional prospectus supplements to the Prospectus. We have not authorized anyone to provide you with different information.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 28, 2022.

Selling Securityholders

The table appearing under the caption “Selling Securityholders” on page 94 of the Prospectus is hereby amended by deleting the 11,773,329 shares of Common Stock listed for Douglas Campbell under the columns “Common Stock Beneficially Owned Prior to Offering” and “Number of Shares of Common Stock Being Offered” and replacing each with 11,610,991 shares of Common Stock. Footnote 2 to the table appearing under the caption “Selling Securityholders” on page 96 is hereby replaced with the following:

(2) Mr. Campbell is our Chief Executive Officer and serves on the Board. Shares offered hereby consist of 11,610,991 shares of Common Stock held by Mr. Campbell.

The table appearing under the caption “Selling Securityholders” on page 94 of the Prospectus is hereby amended by adding the following Selling Securityholder:

	Common Stock Beneficially Owned	Warrants Beneficially Owned	Number of Shares of Common Stock	Number of Warrants	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
Name of Selling Securityholder	Prior to Offering	Prior to Offering	Being Offered	Being Offered	Number	Percent	Number	Percent
The University of New Mexico Foundation, Inc. (35)	162,338	—	162,338	—	—	—	—	—

In addition, the following will be added as a footnote to the table appearing under the caption “Selling Securityholders” on page 99:

(35) Shares offered hereby consist of 162,338 shares of Common Stock held by The University of New Mexico Foundation, Inc. (“UNM Foundation”). Pursuant to authority granted by UNM Foundation’s Board of Trustees, Jeffrey Todd, the President of the UNM Foundation, may be deemed to have investment discretion and voting power over Common Stock held by UNM Foundation.